                                                                   Exhibit 13.01

              ML JWH STRATEGIC ALLOCATION FUND L.P.
              (A DELAWARE LIMITED PARTNERSHIP)
              AND JOINT VENTURE

              Consolidated Financial Statements for the years ended December 31, 2003, 2002 and 2001 and Independent
              Auditors' Report

[MERRILL LYNCH LOGO]

ML JWH STRATEGIC ALLOCATION FUND L. P.
(A Delaware Limited Partnership) AND JOINT VENTURE

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                                                       PAGE
                                                                                                       ----
INDEPENDENT AUDITORS' REPORT                                                                              1

CONSOLIDATED FINANCIAL STATEMENTS:

  Consolidated Statements of Financial Condition as of December 31, 2003 and 2002                         2

  Consolidated Statements of Operations for the years ended December 31, 2003, 2002 and 2001              3

  Consolidated Statements of Changes in Partners' Capital for the years ended December 31, 2003,
    2002 and 2001                                                                                         4

  Consolidated Financial Data Highlights for the year ended December 31, 2003                             5

  Notes to Consolidated Financial Statements                                                           6-11

INDEPENDENT AUDITORS' REPORT


To the Partners of
  ML JWH Strategic Allocation Fund L.P.:

We have audited the accompanying consolidated statements of financial condition of ML JWH Strategic Allocation Fund L.P. (the "Partnership") and the ML JWH Strategic Joint Venture (the "Joint Venture") as of December 31, 2003 and 2002, and the related consolidated statements of operations and of changes in partners' capital for each of the three years in the period ended December 31, 2003, and the consolidated financial data highlights for the year ended December 31, 2003. These consolidated financial statements and financial data highlights are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements and consolidated financial data highlights present fairly, in all material respects, the financial position of ML JWH Strategic Allocation Fund L.P. and the ML JWH Strategic Joint Venture as of December 31, 2003 and 2002, and the results of their operations, changes in their partners' capital, and the financial data highlights for each of the periods presented in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP


New York, New York
March 10, 2004

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A Delaware Limited Partnership) AND JOINT VENTURE
--------------------------------------------------

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

                                                                  2003               2002
                                                             ---------------   ---------------
ASSETS

Equity in commodity futures trading accounts:
  Cash and options premiums                                  $   654,099,468   $   309,093,654
  Net unrealized profit on open contracts (Note 2)
                                                                  53,778,379        33,411,491
Accrued interest (Note 4)
                                                                     456,197           338,254
Subscriptions Receivable                                              47,562               -
                                                             ---------------   ---------------

        TOTAL                                                $   708,381,606   $   342,843,399
                                                             ===============   ===============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
  Brokerage commissions payable (Note 4)                     $     3,366,362   $     1,546,360
  Profit Share payable (Note 3)                                    5,840,767        20,144,968
  Redemptions payable                                              3,039,004         2,554,115
  Ongoing offering costs payable (Note 1)                            146,364            12,500
  Administrative fees payable (Note 4)                               274,370            67,233
                                                             ---------------   ---------------

      Total liabilities                                           12,666,867        24,325,176
                                                             ---------------   ---------------

MINORITY INTEREST                                                    237,332           220,555
                                                             ---------------   ---------------

PARTNERS' CAPITAL:
  General Partner (34,732 Units and 15,665 Units)                  8,182,951         3,438,707
  Limited Partners (2,917,183 Units and 1,434,337 Units)         687,294,456       314,858,961
                                                             ---------------   ---------------

      Total partners' capital                                    695,477,407       318,297,668
                                                             ---------------   ---------------

        TOTAL                                                $   708,381,606   $   342,843,399
                                                             ===============   ===============

NET ASSET VALUE PER UNIT                                     $        235.60   $        219.52
                                                             ===============   ===============
(Based on 2,951,915 and 1,450,002 Units outstanding)

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A Delaware Limited Partnership) AND JOINT VENTURE
--------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

                                                                  2003              2002              2001
                                                             --------------    --------------    --------------
REVENUES

Trading profit (loss):
  Realized                                                   $   24,882,048    $   88,906,578    $   43,747,023
  Change in unrealized                                           20,384,664        18,456,720       (35,627,391)
                                                             --------------    --------------    --------------

    Total trading results                                        45,266,712       107,363,298         8,119,632

Interest income (Note 4)                                          5,168,611         4,622,596         9,573,671
                                                             --------------    --------------    --------------

    Total revenues                                               50,435,323       111,985,894        17,693,303
                                                             --------------    --------------    --------------

EXPENSES

Brokerage commissions (Note 4)                                   30,474,397        16,830,711        15,061,052
Administrative fees (Note 4)                                      1,699,677           731,770           654,829
Ongoing offering costs (Note 1)                                   1,198,256            75,000               -
                                                             --------------    --------------    --------------

    Total expenses                                               33,372,330        17,637,481        15,715,881
                                                             --------------    --------------    --------------

INCOME BEFORE PROFIT SHARE
ALLOCATION AND MINORITY INTEREST                                 17,062,993        94,348,413         1,977,422

Profit Share Allocation (Note 3)                                 (5,840,767)      (20,152,858)       (5,986,223)

Minority interest in (income) loss                                  (16,777)          (49,824)            3,746
                                                             --------------    --------------    --------------

NET INCOME (LOSS)                                            $   11,205,449    $   74,145,731    $   (4,005,055)
                                                             ==============    ==============    ==============

NET INCOME (LOSS) PER UNIT:
  Weighted average number of General Partner
   and Limited Partner Units outstanding (Note 5)                 2,152,461         1,478,500         1,506,078
                                                             ==============    ==============    ==============

  Net income (loss) per weighted average General Partner
   and Limited Partner Unit                                  $         5.21    $        50.15    $        (2.66)
                                                             ==============    ==============    ==============

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A Delaware Limited Partnership) AND JOINT VENTURE
--------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

                           UNITS         GENERAL PARTNER     LIMITED PARTNERS         TOTAL
                       ---------------  -----------------   ------------------   ----------------
PARTNERS' CAPITAL,
 DECEMBER 31, 2000          1,630,261    $     3,219,589     $    279,947,681     $  283,167,270

Additions                     115,245              8,813           18,532,359         18,541,172

Net loss                            -            (21,881)          (3,983,174)        (4,005,055)

Redemptions                  (251,224)          (649,567)         (43,076,830)       (43,726,397)
                       ---------------  -----------------   ------------------   ----------------

PARTNERS' CAPITAL,
 DECEMBER 31, 2001          1,494,282          2,556,954          251,420,036        253,976,990

Additions                     241,796
                                                 110,764           47,671,859         47,782,623

Net income

                                    -            770,989           73,374,742         74,145,731

Redemptions                  (286,076)                 -          (57,607,676)       (57,607,676)
                       ---------------  -----------------   ------------------   ----------------

PARTNERS' CAPITAL,
 DECEMBER 31, 2002          1,450,002          3,438,707          314,858,961        318,297,668

Additions                   1,667,555          4,541,553          402,322,372        406,863,925

Net income                          -            235,091           10,970,358         11,205,449

Redemptions                  (165,642)           (32,400)         (40,857,235)       (40,889,635)
                       ---------------  -----------------   ------------------   ----------------

PARTNERS' CAPITAL,
   DECEMBER 31, 2003        2,951,915    $     8,182,951    $     687,294,456     $  695,477,407
                       ===============  =================   ==================   ================

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L. P.
(A Delaware Limited Partnership) AND JOINT VENTURE
--------------------------------------------------

CONSOLIDATED FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

The following per unit data and ratios have been derived from information provided in the financial statements.

PER UNIT OPERATING PERFORMANCE:

Net asset value, beginning of year                     $     219.52

Realized trading profit                                       30.57
Change in unrealized trading profit                            3.36
Interest income                                                2.48
Minority interest in income                                   (4.67)
Expenses                                                     (15.66)
                                                       ------------

Net asset value, end of year                           $     235.60
                                                       ============

TOTAL INVESTMENT RETURN, COMPOUNDED MONTHLY:

Investment return, before Profit shares                        8.90%
Profit Shares                                                 -2.37%

Total investment return                                        7.33%
                                                       ============

RATIOS TO AVERAGE NET ASSETS:

Operating expenses (not including Profit Shares                6.62%
Profit Shares                                                  1.16%
                                                       ------------
Expenses (inclusive of minority interest
in income)                                                     7.77%
                                                       ============

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A Delaware Limited Partnership) AND JOINT VENTURE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     ML JWH Strategic Allocation Fund L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on December 11, 1995 and commenced trading on July 15, 1996. The Partnership issues new units of limited partnership interest ("Units") at Net Asset Value as of the beginning of each calendar month. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities through its joint venture (the "Joint Venture") with John W. Henry & Company, Inc. ("JWH(R)"), the trading advisor for the Partnership. Merrill Lynch Alternative Investments LLC ("MLAI"), formerly MLIM Alternative Strategies LLC, is the general partner of the Partnership. MLAI is a wholly-owned subsidiary of Merrill Lynch Investment Managers, LP ("MLIM"), which in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co. Inc. ("Merrill Lynch"). Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") is the Partnership's commodity broker. MLAI has agreed to maintain a general partners interest of at least 1% of the total capital of the Partnership. MLAI and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective economic interests.

     The Joint Venture trades in the international futures and forward markets, applying multiple proprietary trading strategies under the direction of JWH(R). JWH(R) selects, allocates and reallocates the Partnership's assets among different combinations of JWH(R)'s programs--an approach which JWH(R) refers to as the "JWH Strategic Allocation Program."

     The consolidated financial statements include the accounts of the Joint Venture to which the Partnership contributed substantially all of its capital, representing a current equity interest in the Joint Venture of approximately 99%. All related transactions between the Partnership and the Joint Venture are eliminated in consolidation.

     ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Commodity futures, options on futures and forward contract transactions are recorded on the trade date, and open contracts are reflected in Net unrealized profit on open contracts in the Consolidated Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in net unrealized profit
     (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Consolidated Statements of Operations.

     FOREIGN CURRENCY TRANSACTIONS

     The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Consolidated Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

     ONGOING OFFERING COSTS, OPERATING EXPENSES AND SELLING COMMISSIONS

     MLAI is entitled to receive, from the Partnership, ongoing offering cost reimbursements subject to a ceiling of up to .25 of 1% of the Partnership's average month-end assets in any fiscal year.

     MLAI pays for all routine operating costs excluding the State of New Jersey filing fee (which is borne by the Partnership) but including legal, accounting, printing, postage and similar administrative expenses of the Partnership, including the Partnership's share of any such costs incurred by the Joint Venture (See Note 3). MLAI receives an administrative fee, as well as a portion of the brokerage commissions paid to MLPF&S by the Joint Venture (See Note 4).

     No selling commissions have been or are paid directly by the Limited Partners. All selling commissions are paid by MLAI.

     INCOME TAXES

     No provision for income taxes has been made in the accompanying consolidated financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

     DISTRIBUTIONS

     The Limited Partners are entitled to receive, equally per Unit, any distribution which may be made by the Partnership. No such distributions have been declared for the years ended December 31, 2003, 2002 or 2001.

     REDEMPTIONS

     A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business, on the last business day of any month, upon ten calendar days' notice. Units redeemed on or prior to the end of the twelfth full month after purchase are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption. If an investor acquired Units at more than one time, Units are treated on a "first-in, first-out" basis for purposes of determining whether redemption charges are applicable. Redemption charges are subtracted from redemption proceeds and paid to MLAI.

     DISSOLUTION OF THE PARTNERSHIP

     The Partnership will terminate on December 31, 2026 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.   CONDENSED SCHEDULE OF INVESTMENTS

     The Partnership's investments, defined as Net unrealized profit on open contracts on the Consolidated Statements of Financial Condition, as of December 31, 2003 and 2002, are as follows.

           2003                          LONG POSITIONS
           ----                          --------------
          COMMODITY                        UNREALIZED         PERCENT OF
       INDUSTRY SECTOR      CONTRACTS     PROFIT (LOSS)       NET ASSETS        CONTRACTS
     ------------------   -------------  ---------------    -------------     -------------
     Agriculture                  9,643   $ (6,434,700)         -0.93%                 (687)
     Currencies             112,823,945     41,727,218           6.00%          (28,713,262)
     Energy                       9,548      7,615,050           1.09%                  -
     Interest rates              19,669     (1,063,193)         -0.15%               (1,166)
     Metals                       6,979     21,843,983           3.14%                  -
     Stock indices                3,998      4,323,975           0.62%               (1,080)
                                         --------------

     Total                                $ 68,012,333           9.77%
                                         ==============

           2003           SHORT POSITIONS
           ----           ---------------
          COMMODITY         UNREALIZED       PERCENT OF     NET UNREALIZED     PERCENT OF
       INDUSTRY SECTOR     PROFIT (LOSS)     NET ASSETS      PROFIT (LOSS)     NET ASSETS           MATURITY DATE
     ------------------   ---------------   -------------   ---------------  ---------------    ---------------------
     Agriculture           $ (1,614,080)       -0.23%        $  (8,048,780)      -1.16%         February 04-May 04
     Currencies              (5,359,062)       -0.77%           36,368,156        5.23%         March-04
     Energy                         -           0.00%            7,615,050        1.09%         March 04-April 04
     Interest rates            (623,632)       -0.09%           (1,686,825)      -0.24%         March 04-December 04
     Metals                         -           0.00%           21,843,983        3.14%         February 04-March 04
     Stock indices           (6,637,180)       -0.95%           (2,313,205)      -0.33%         March-04
                          --------------                    ---------------

     Total                 $(14,233,954)       -2.04%        $  53,778,379        7.73%
                          ==============                    ===============

           2002                          LONG POSITIONS
           ----                          --------------
          COMMODITY                        UNREALIZED         PERCENT OF
       INDUSTRY SECTOR      CONTRACTS     PROFIT (LOSS)       NET ASSETS        CONTRACTS
     ------------------   -------------   -------------     -------------     -------------
     Agriculture                  2,445   $    880,772           0.28%               (1,943)
     Currencies              35,176,496     26,134,206           8.21%          (34,200,098)
     Energy                       4,027      4,026,716           1.27%                  -
     Interest rates               9,963     10,450,795           3.28%                 (843)
     Metals                       3,135      2,581,874           0.81%                 (816)
     Stock indices                  784       (811,576)         -0.25%                 (265)
                                         --------------

     Total                                $ 43,262,787          13.60%
                                         ==============

           2002           SHORT POSITIONS
           ----           ---------------
          COMMODITY         UNREALIZED       PERCENT OF     NET UNREALIZED     PERCENT OF
       INDUSTRY SECTOR     PROFIT (LOSS)     NET ASSETS      PROFIT (LOSS)     NET ASSETS
     ------------------    -------------    -------------   ---------------  ---------------
     Agriculture           $   1,050,712        0.33%        $   1,931,484        0.61%
     Currencies               (7,732,628)      -2.43%           18,401,578        5.78%
     Energy                          -          0.00%            4,026,716        1.27%
     Interest rates           (3,068,266)      -0.96%            7,382,529        2.32%
     Metals                     (228,856)      -0.07%            2,353,018        0.74%
     Stock indices               127,742        0.04%             (683,834)      -0.21%
                          ---------------                   ---------------

     Total                 $  (9,851,296)      -3.09%        $  33,411,491       10.51%
                          ===============                   ===============

     No individual contract's unrealized profit or loss comprised greater than 5% of the Partnership's net assets during 2003 and 2002.

3.   JOINT VENTURE AGREEMENT

     The Partnership and JWH(R) entered into a Joint Venture Agreement whereby JWH(R) contributed $100,000 to the Joint Venture and the Partnership contributed substantially all of its capital. The Joint Venture Agreement is subject to automatic one-year renewals on the same terms, unless either the Partnership or JWH(R) elects not to renew. The Joint Venture Agreement was renewed through the year ended December 31, 2004. MLAI is the manager of the Joint Venture, while JWH(R) has sole discretion in determining the commodity futures, options on futures and forward trades to be made on its behalf, subject to the trading limitations outlined in the Joint Venture Agreement.

     Pursuant to the Joint Venture Agreement, JWH(R) and the Partnership share in the profits of the Joint Venture based on equity ownership provided that 20% of the Partnership's allocable quarterly New Trading Profits, as defined, are allocated to JWH(R). Losses are allocated to JWH(R) and the Partnership based on equity ownership.

     Pursuant to the Joint Venture Agreement, JWH(R)'s share of profits may earn interest at the prevailing rates for 91-day U.S. Treasury bills or such share of profits may participate in the profits and losses of the Joint Venture. For the years ended December 31, 2003, 2002 and 2001, JWH(R) received a profit share allocation of $5,790,782, $20,054,827, and $5,861,385 and earned interest of $49,985, $98,031, and $124,838 on such amounts, respectively.

4.   RELATED PARTY TRANSACTIONS

     The Joint Venture's U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Joint Venture with interest at the prevailing 91-day U.S. Treasury bill rate. The Joint Venture is credited with interest on any of its assets and net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit in excess of the interest which Merrill Lynch pays to the Joint Venture, from possession of such assets.

     Merrill Lynch charges the Joint Venture, at prevailing local rates, for financing realized and unrealized losses on the Joint Venture's non-U.S. dollar-denominated positions.

     The Joint Venture currently pays brokerage commissions to MLPF&S at a flat monthly rate of .479 of 1% (a 5.75% annual rate) of the Joint Venture's month-end assets. The Joint Venture also pays MLAI a monthly administrative fee of .021 of 1% (a 0.25% annual rate) of the Joint Venture's month-end assets and, beginning in 2003, the actual State of New Jersey annual filing fee assessed on a per partner basis with a maximum of $250,000 per year. Month-end assets are not reduced for purposes of calculating brokerage and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

     MLAI estimates that the round-turn equivalent commission rate charged to the Joint Venture during the years ended December 31, 2003, 2002 and 2001 was approximately $117, $127, and $98 (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

     MLPF&S pays JWH(R) annual Management Fees of 2%, of the Partnership's average month-end assets, after reduction for a portion of the brokerage commissions.

5.   WEIGHTED AVERAGE UNITS

     The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average Units outstanding for the years ended December 31, 2003, 2002 and 2001 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

6.   FAIR VALUE AND OFF-BALANCE SHEET RISK

     The nature of this Partnership has certain risks, which can not be presented on the financial statements. The following summarizes some of those risks.

     MARKET RISK

     Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit (loss) on such derivative instruments as reflected in the Consolidated Statements of Financial Condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

     MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of JWH(R), calculating the Net Asset Value of the Partnership as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLAI does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, MLAI may urge JWH(R) to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that JWH(R) has begun to deviate from past practice or trading policies or to be trading erratically, MLAI basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by JWH(R) itself.

     CREDIT RISK

     The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

     The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit on open contracts, if any, included in the Consolidated Statements of Financial Condition. The Partnership attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

     The Partnership, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker. Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in the Consolidated Statements of Financial Condition under Equity in commodity futures trading accounts.



                              * * * * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                               Michael L. Pungello
                             Chief Financial Officer
                    Merrill Lynch Alternative Investments LLC
                               General Partner of
                      ML JWH Strategic Allocation Fund L.P.

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